BOOKSo A o MILLION(R)                                               News Release

402 Industrial Lane
Birmingham, AL  35211
205-942-3737

Contact:      Richard S. Wallington
              Chief Financial Officer
              (205) 942-3737


    BOOKS-A-MILLION ANNOUNCES FILING OF SECOND QUARTER FORM 10-Q AND PROVIDES
                       AN UPDATE ON NASDAQ LISTING STATUS


     BIRMINGHAM,   Ala.   (October   20,   2005)   --   Books-A-Million,    Inc.
(Nasdaq/NM:BAMME) (the "Company") announced today that it has filed with the Securities and Exchange Commission (the "SEC") the quarterly report on Form 10-Q for the 13-week period ended July 30, 2005 (the "Second Quarter Form 10-Q"). The Company believes that, with this filing, it is current in its periodic reports with the SEC.

     The Company also announced that representatives of the Company attended a hearing before a Nasdaq Listing Qualifications Panel (the "Panel") on October 20, 2005, during which it notified the Panel that it had filed with the SEC the Second Quarter Form 10-Q, the sole deficiency previously cited by Nasdaq and the sole basis for the hearing. The Company hopes to receive shortly acknowledgement by Nasdaq of the Company's compliance with Nasdaq's filing requirement, at which time it will promptly announce that news. Pending such notification from Nasdaq, the Company's trading symbol will remain "BAMME".

     Books-A-Million is one of the nation's leading book retailers and sells on the Internet at www.booksamillion.com. The Company presently operates 208 stores in 19 states and the District of Columbia. The Company operates four distinct store formats, including large superstores operating under the names Books-A-Million and Books & Co., traditional bookstores operating under the names Books-A-Million and Bookland, and Joe Muggs Newsstands. The Company's wholesale operations include American Wholesale Book Company and Book$mart, both based in Florence, Alabama.

     Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:

     This document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. A number of factors could cause our actual results, performance and achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to: a restatement of our quarterly or annual financial statements as a result of a material weakness in internal control over financial reporting; the competitive environment in the book retail industry in general and in our specific market areas; inflation; economic conditions in general and in our specific market areas; the number of store openings and closings; the profitability of certain product lines, capital expenditures and future liquidity; liability and other claims asserted against us; uncertainties related to the Internet and our internet initiatives; and other factors referenced herein. In addition, such forward-looking statements are necessarily dependent upon the assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized. Given these uncertainties, stockholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements. We disclaim any obligations to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.